Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Non-Plan Inducement Stock-Only Stock Appreciation Rights and the Non-Plan Inducement Restricted Stock Units of our reports dated February 8, 2018, with respect to the consolidated financial statements of Chipotle Mexican Grill, Inc. and the effectiveness of internal control over financial reporting of Chipotle Mexican Grill, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

March  6, 2018